Exhibit 99.1

     Merrill Lynch Reports Record Quarterly and Full Year Net Earnings; 2003 Earnings of $4.0 Billion, $4.05 Per Diluted Share; Fourth Quarter Earnings of
                         $1.2 Billion, $1.23 Per Share

   NEW YORK--(BUSINESS WIRE)--Jan. 21, 2004-- Merrill Lynch (NYSE: MER) today reported net earnings of $4.0 billion for 2003, the firm's highest-ever annual net earnings, up 59% from $2.5 billion in 2002.
2003 earnings per diluted share were $4.05, compared with $2.63 for the prior year. Net revenues were $20.2 billion, up 8% from 2002. The 2003 pre-tax profit margin rose to 28.0%, the highest full year margin the firm has ever reported and almost eight percentage points higher than the 20.2% reported for 2002. The full year return on average common equity was 16.1%, up from 11.7% in 2002. Fourth quarter 2003 net earnings of $1.2 billion reflected a pre-tax margin of 33.6% and yielded an annualized return on average common equity of 18.7%.
   Full year results for 2003 include after-tax net benefits of $94 million, or $0.10 per diluted share, associated with September
11-related net recoveries and net restructuring and other charges.
Full year results for 2002 included after-tax net expenses of $39 million, or $0.04 per diluted share, associated with research and other settlement-related expenses, September 11-related net recoveries and restructuring-related net benefits.


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

   "By almost any measure, this was an extremely important year for Merrill Lynch," said Stan O'Neal, the company's chairman and chief executive officer. "Our best-ever earnings performance demonstrated we have a real ability to perform for the benefit of our shareholders. Our emphasis on diversifying revenues and improving operating discipline across all business lines has proven to be right on target. We also grew revenues meaningfully this year, and we are confident that we are realizing the enormous potential of this company.
   "Our portfolio of businesses is now well positioned to serve clients and deliver growth globally. Our progress reflects the collective efforts of employees in every region in which we operate, who have embraced a commitment to the disciplined management and execution critical to successful growth. We have proven Merrill Lynch can be very profitable in a difficult market environment, and we are confident we can continue to manage the company for growth - always with an eye on profitability - in 2004."
   Net earnings for the 2003 fourth quarter were $1.2 billion, 131% higher than the fourth quarter of 2002, as net revenues increased 17%, to $4.9 billion. Fourth quarter earnings per diluted share were $1.23. The fourth quarter 2003 pre-tax margin of 33.6% was nearly double the 17.6% achieved in the year-ago period. Both the net earnings and pre-tax margin are the highest Merrill Lynch has ever reported for a single quarter.
   Fourth quarter 2003 results included $45 million, or $0.05 per diluted share, of after-tax net benefits associated with September 11-related net recoveries and net restructuring and other charges. Fourth quarter 2002 results included $76 million, or $0.08 per diluted share, of after-tax net charges associated with research and other settlement-related expenses, restructuring-related net benefits, and September 11-related net recoveries.


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

   Business Segment Review:

   September 11-Related and Other Items

   The September 11-related net recovery in the fourth quarter of 2003 included a final pre-tax insurance recovery of $85 million, offset by September 11-related costs of $20 million. The insurance recovery represented a partial business interruption settlement for GMI and GPC and was recorded as a reduction of expenses in those segments. The costs were booked in GPC and the Corporate segment. Merrill Lynch has now concluded its insurance recovery efforts. Net Restructuring and other charges of $20 million were also recorded in the fourth quarter, which were distributed across all three business segments.
   These items, as well as similar items in the 2002 periods, are included in the following discussion of the business segment results. For further details on these items and their impact on the business segments, please see Attachment III to this press release.

   Global Markets and Investment Banking (GMI)

   Throughout 2003, GMI demonstrated the benefits of its diverse global sources of revenue and strong client relationships. Both the Global Markets and Investment Banking businesses contributed to the segment's full-year pre-tax earnings increase. GMI's investments for growth and built-in operating leverage were particularly evident in the debt markets product area, which posted record revenues and profits for the second straight year.

   -- For the full year 2003, GMI's pre-tax earnings increased 65%, to $3.9 billion, on net revenues of $10.1 billion. The full-year pre-tax profit margin was a record 39.0%, almost 11 percentage points higher than the 2002 pre-tax margin. The margin improvement was driven primarily by a 20% increase in net revenues and continued expense discipline. Total non-interest expenses in 2003 were up only 2% from 2002.

   --  GMI's fourth quarter pre-tax earnings were $1.0 billion, up
        80% from the year-ago quarter, on net revenues that increased 24%, to $2.2 billion. The fourth quarter pre-tax margin was 44.6%, almost 14 percentage points higher than the year-ago quarter.

   Global Markets net revenues increased from the prior-year quarter, driven by debt markets as principal investments and secured financing, certain credit products, and foreign exchange experienced strong growth. Net revenues for Global Markets declined from the third quarter of 2003, due primarily to lower equity markets net revenues. Debt markets net revenues were somewhat lower than the third quarter due to a decline in the global rates and credit businesses, partly offset by improvement in principal investments and secured financing.


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

   Investment Banking net revenues rose strongly from both the year-ago and third quarters. Compared with the fourth quarter of 2002, increased debt and equity origination revenues more than offset a slight decline in advisory revenues. Debt origination and advisory revenues contributed to the sequential-quarter increase in investment banking net revenues.

   Global Private Client (GPC)

   GPC's performance in 2003 was driven by Merrill Lynch's broad range of advisory services and products for clients. Diverse sources of revenue, combined with operating discipline, provided overall earnings consistency and growth.

   -- 2003 pre-tax earnings for GPC were $1.6 billion, up 22% from 2002, on net revenues of $8.9 billion. Non-interest expenses declined 3% from a year ago, driving a three percentage point improvement in the pre-tax margin, which was 17.8% for the full year. This was GPC's highest-ever full-year pre-tax profit margin since the Firm began reporting GPC as a separate segment. Importantly, GPC's non-U.S. businesses recorded pre-tax margins similar to those of the U.S. business.

   --  GPC's fourth quarter pre-tax earnings of $512 million were up
        40% from the year-ago quarter, as net revenues increased 9%, to $2.3 billion. The revenue increase was broad-based across most products. The fourth quarter pre-tax margin was 22.0% and was the highest-ever since GPC has been reported as a separate segment, up almost five percentage points from the prior-year quarter.

   -- Asset-priced account revenues increased for the second consecutive quarter. Total assets in GPC accounts increased 14% from the year-ago quarter, to $1.3 trillion, of which 17.9% were in asset-priced accounts. Net inflows into annuitized products continued at a strong pace at $10 billion during the quarter, contributing to total net inflows into annuitized products of $28 billion for the year.

   -- GPC continues to recruit top quality Financial Advisors and trainees and added 145 Financial Advisors during the quarter, bringing the global total to 13,500.

   Merrill Lynch Investment Managers (MLIM)

   MLIM is leveraging its strong investment performance to grow distribution while maintaining an efficient operating platform. MLIM posted its second consecutive quarter of revenue and earnings growth in the fourth quarter of 2003, finishing the year with positive momentum despite a decline in annual revenues and pre-tax earnings.

   -- MLIM's 2003 pre-tax earnings were $284 million, down 11% from 2002, on net revenues that declined 10%, to $1.4 billion. A 9% reduction in non-interest expenses from 2002 levels resulted in a full-year pre-tax profit margin that was essentially unchanged from 2002, at 20.3%, despite the decline in net revenues.


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

   -- For the fourth quarter of 2003, MLIM's pre-tax earnings were $98 million, more than double those of the year-ago quarter and up 31% from the 2003 third quarter. Net revenues increased 15% from the year-ago quarter, to $386 million, and were 11% higher sequentially, as asset values increased amidst improving equity markets. MLIM's operating discipline held non-interest expenses at the prior-year quarter level. The fourth quarter pre-tax margin increased by over 11 percentage points from the 2002 quarter, to 25.4%, which is nearly four percentage points higher than the 2003 third quarter.

   -- MLIM's relative investment performance continues to be strong, with more than 70% of global assets under management ahead of their respective benchmarks or medians for the one-, three- and five-year periods ended in November.

   -- Market appreciation and positive currency movements resulted in a net increase in MLIM assets under management from the year-ago quarter of $38 billion, or 8%, to $500 billion. Strong inflows in European retail and Japan offset outflows for the European institutional business during the fourth quarter.

   Fourth Quarter Income Statement Review:

   Revenues

   Net revenues were $4.9 billion, 17% higher than the 2002 fourth quarter.
   Asset management and portfolio service fees were $1.2 billion, up 11% from the fourth quarter of 2002. This increase includes higher portfolio servicing fees, a large portion of which are calculated on beginning-of-period asset values as well as increased investment management fees.
   Commission revenues were $1.2 billion, up 8% from the fourth quarter of 2002, due primarily to increased mutual fund commissions.
   Principal transactions revenues increased 9% from the 2002 fourth quarter, to $380 million, due to increased debt and equity markets trading revenues. Principal transactions and net interest revenues in GMI are closely related and need to be analyzed in aggregate to understand the changes in net trading revenues.
   Net interest profit was $1.1 billion, up 9% from the 2002 fourth quarter, due to a more favorable yield curve environment.


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

   Investment banking revenues were $759 million, 32% higher than the 2002 fourth quarter. These revenues included underwriting revenues of $599 million which increased 45% from the 2002 fourth quarter, driven by increased debt and equity underwriting revenues.
   Other revenues were $335 million, up $187 million from the 2002 fourth quarter due principally to increased revenue from investments, including the consolidation of private equity investments.

   Expenses

   Compensation and benefits expenses were $2.0 billion, essentially unchanged from the year-ago period. Compensation and benefits expenses were 40.7% of net revenues for the fourth quarter of 2003, compared to 46.9% in the year-ago quarter. The full-year ratio declined to 47.5% from 50.6% in 2002, due primarily to lower staffing levels and changes in the composition of net revenues.
   Excluding the impact of the net recoveries related to September
11, net restructuring and other charges and the 2002 research and other settlement-related expenses, non-compensation expenses remained essentially unchanged from the 2002 fourth quarter at $1.3 billion.
   Details of the significant changes in non-compensation expenses from the 2002 fourth quarter are as follows:

   --  communications and technology costs were $345 million, down
        21%, due primarily to reduced technology equipment depreciation and rental costs as well as lower communications costs;

   -- office supplies and postage decreased 31%, to $43 million, due to efficiency initiatives; and

   -- other expenses were $247 million, up $83 million due primarily to increased expenses from the consolidation of private equity investments, and higher litigation provisions.


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

   The net recoveries related to September 11 in the current quarter include a partial pre-tax net insurance recovery of $85 million, offset by September 11-related costs of $20 million. In the fourth quarter of 2003, net restructuring and other charges of $20 million reflected $56 million of 2003 real estate and technology charges, which were partially offset by a credit of $36 million related to the reversal of 2001 restructuring reserves, primarily related to Japan.

   Merrill Lynch's year-to-date effective tax rate was 26.0%.

   Staffing

   Merrill Lynch's full-time employees totaled 48,100 at the end of the fourth quarter of 2003, an increase of 300 during the quarter.

   Ahmass Fakahany, executive vice president and chief financial officer, will host a conference call today at 10:00 a.m. EST to discuss the company's fourth quarter and full year 2003 results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing
(888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers).
On-demand replay of the webcast will be available from approximately 1:00 p.m. EST today at the same web address.

   Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 35 countries and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets, with assets under management of $500 billion. For more information on Merrill Lynch, please visit www.ml.com.


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

   Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated expense savings and financial results, anticipated results of litigation and regulatory proceedings, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect the operations, performance, business strategy and results of Merrill Lynch and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and certain other additional factors described in Merrill Lynch's 2002 Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

   Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update such statements to reflect the impact of circumstances or events that arise after the date these statements were made. Readers should, however, consult any further disclosures Merrill Lynch may make in its reports filed with the SEC.


    CONTACT: Merrill Lynch
             Media Relations:
             Timothy Cobb, 212-449-9205
             timothy_cobb@ml.com
             or
             Investor Relations:
             Tina Madon, 866-607-1234
             investor_relations@ml.com


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